Exhibit 10.22
CLINICAL SERVICES MASTER AGREEMENT
          THIS CLINICAL SERVICES MASTER AGREEMENT (this “Master Agreement”) is entered into as of this 1st day of June, 2005, by and between Peplin Operations Pty Ltd ACN 093 317 367 (“Sponsor”) of Level 2, 1 Breakfast Creek Road, Newstead in the state of Queensland, Australia and Omnicare CR, Inc., (“Omnicare CR”) a Delaware corporation.
          WHEREAS, Sponsor requires various clinical research services from time to time in support of various projects (individually, a “Project,” and collectively, the “Projects”), which shall be set forth in Exhibits to this Master Agreement; and
          WHEREAS, Omnicare CR and/or an affiliate entity (such entity being defined as an entity under direct or indirect beneficial common ownership as Omnicare CR’s; hereinafter referred to as “Affiliate Entity”) is willing and able to perform the services designated by Sponsor. Except for any references to invoicing or payment, any references to “Omnicare CR” shall be deemed to include “Omnicare CR and/or an Affiliate Entity”;
          NOW, THEREFORE, for good and valuable consideration, AND INTENDING TO BE LEGALLY BOUND, Sponsor and Omnicare CR hereby agree as follows:
1.	Scope of Master Agreement; Obligations
1.1.	The specific responsibilities and obligations to be performed by Omnicare CR with respect to a Project (the “Services”), as set forth in the applicable Protocol(s), are expressly set forth in Exhibit(s) attached to this Master Agreement, which, together with the Exhibit(s) attached hereto, are incorporated by reference herein. No Exhibit will be attached to this Master Agreement or become effective without first being executed by duly authorized representatives of the parties hereto. To the extent any terms set forth in an Exhibit shall conflict with the terms set forth in this Master Agreement, the terms of this Master Agreement will take precedence unless the Exhibit expressly states that a conflicting term is intended to modify a specific term in this Master Agreement. The responsibility for the Services is being transferred to Omnicare CR in accordance with 21 C.F.R. §312.52. Those responsibilities and obligations not specifically transferred to and assumed by Omnicare CR in this Master Agreement or the Exhibit(s) as constituting part of the Services shall be and remain the sole responsibility of Sponsor.

1.2.	Omnicare CR agrees that Omnicare CR will provide the Services in accordance with (a) all applicable federal laws and regulations, including standards of Good Clinical Practices; and (b) the standards and practices that are generally accepted in the industry and exercised by other persons engaged in performing similar services.

1.3.	In the discharge of its duties, Omnicare CR shall comply with all reasonable directions of Sponsor as may be given in writing from time to time in respect of the Services.

1.4.	Omnicare CR shall at all times provide sufficient appropriately-trained and qualified clinical research personnel on a given Project to meet the demands of said Project.

1.5.	In the event that Sponsor or a third-party engaged by Sponsor performs an audit of the Project, Omnicare CR will respond in writing to the audit findings within thirty (30) days of receipt of same.

1.6.	Omnicare CR shall use its commercially reasonable efforts, skills and abilities to promote the interests of Sponsor and to diligently and competently perform its duties under this Master Agreement.
2.	Payment
2.1.	In consideration of the Services, Sponsor shall pay to Omnicare CR: (a) the Service Fees (as defined in Section 2.2); and (b) the Pass-Through Costs (as defined in Section 2.3).

2.2.	As used in this Master Agreement, the term “Service Fees” means all amounts due for the Services, exclusive of the Pass-Through Costs. The estimated Service Fees and the payment schedule therefor are set forth in the Exhibit(s), and shall be increased to include: (a) the costs of any additional Services required as a result of Project changes by Sponsor; (b) any costs that arise out of or relate to a Force Majeure as outlined in Section 10 below, and (c) where a Project requires more time than allotted in the Exhibit(s), and the parties agree to continue such Project beyond the expected conclusion date, any additional costs that may be incurred in order to complete such Project, at the contractual rates set forth in the applicable Exhibit(s). All payments of Service Fees shall be made within thirty (30) days of receipt of invoice. If any payment of Service Fees is late by more than thirty (30) days, such payment shall be subject to a liquidated damages fee of 1.5% per month of the outstanding balance.

2.3.	As used in this Agreement, the term “Pass-Through Costs” means all investigator, Institutional Review Board or other applicable pass-through costs actually and reasonably incurred by Omnicare CR under this Agreement or the Exhibit(s) in order to expedite successful completion of a Project, which costs are normal and routine to studies similar to such Project (e.g., advancing an investigator’s Institutional Review Board fee and investigator grant payments or reimbursing reasonable additional, unbudgeted patient expenses). In order to enable Omnicare CR to maintain a balance to be applied towards investigator-related Pass-Through Costs, Omnicare CR shall invoice Sponsor for all reasonably anticipated Pass-Through Costs (the “Estimated Pass-Through Costs”) in advance of the expected payment date therefor. Except with respect to investigator-related payments, which are payable upon receipt, all Pass-Through Costs shall be paid within thirty (30) days of receipt of invoice. If any payment Pass-Through Costs is late by more than thirty (30) days, such payment shall be subject to liquidated damages of 1.5% per month of the outstanding balance. The anticipated Pass-Through Costs and Estimated Pass-Through Costs and the payment schedule therefor are set forth in the Exhibit(s).

2.4.	Where applicable, language pertaining to annual price increases will be included in each Exhibit.

2.5.	Taxes (and any penalties thereon) imposed on any payment made by Sponsor to Omnicare CR will be the responsibility of Omnicare CR. Any sales tax, usage tax, Value Added Tax (VAT), or other similar taxes shall be the responsibility of the Sponsor.

2.6.	Sponsor shall make payment direct to the following bank account nominated by Omnicare CR:
Omnicare CR Inc.
First Union National Bank
Philadelphia, PA
[Deleted]
3.	Confidentiality
3.1.	That certain Confidentiality Agreement by and between Omnicare CR and Sponsor dated as of 25th November 2004 (the “Confidentiality Agreement”) is hereby terminated and of no further force or effect.

3.2.	In connection with the performance of the Services, Sponsor shall provide to Omnicare CR, and Omnicare CR shall have access to, Sponsor’s Confidential Information. As used in this Master Agreement, “Sponsor’s Confidential Information” means any (a) information provided by, or developed for, Sponsor within the framework of or in undertaking activity pursuant to this Master Agreement, the Exhibit(s) or the Confidentiality Agreement; or (b) data collected during a Project.

3.3.	In connection with this Master Agreement, Sponsor will have access to, or become acquainted with, Omnicare CR’s Confidential Information. As used in this Master Agreement, “Omnicare CR’s Confidential Information” means any (a) information generated or obtained in connection with Omnicare CR’s pricing, proposals or contracts (including the provisions of this Master Agreement and the Exhibit(s)); (b) of Omnicare CR’s procedures, programs, guidelines or policies (including, without limitation, its Standard Operating Procedures); or (c) information designated in writing as “confidential.”

3.4.	Neither Sponsor’s Confidential Information nor Omnicare CR’s Confidential Information (collectively, “Confidential Information”) shall include any information that:
(a)	was known by the receiving party at the time of disclosure to it by the disclosing party, or that is independently developed or discovered by the receiving party, after disclosure by the disclosing party, without the aid, application or use of any item of the disclosing party’s Confidential Information, as evidenced by written records;

(b)	is now or subsequently becomes, through no act or failure to act on the part of the receiving party, generally known or available;

(c)	is disclosed to the receiving party by a third party authorized to disclose it; or

(d)	is required by law or by court or administrative order to be disclosed; provided, that the receiving party shall have first given prompt notice to the other party of such required disclosure.
3.5.	Each party shall exercise due care to prevent the unauthorized use or disclosure of the other party’s Confidential Information, and shall not, without the other party’s prior written consent, (a) use the other party’s Confidential Information for any purpose other than performing its obligations under this Master Agreement and the Exhibit(s); or (b) disclose or otherwise make available, directly or indirectly, any item of the other party’s Confidential Information to any person or entity other than those employees, independent contractors, agents or investigators of such party and/or its affiliate entities (collectively, “Representatives”) who reasonably need to know the same in the performance of such party’s obligations under this Master Agreement (including the Exhibit(s)), or in order to make decisions or render advice in connection therewith. For the convenience of the parties, each party acknowledges that unless precluded in writing by the other party, Confidential Information may be transmitted to a party and/or its Representatives via the Internet. Each party shall advise its Representatives who have access to the other party’s Confidential Information of the confidential nature thereof, and agrees that such Representatives will be bound by terms of confidentiality and restrictions on use with respect thereto that are at least as restrictive as the terms of this Section 3.

3.6.	The provisions of this Section 3 shall survive for a period of five (5) years from the date of any expiration or termination of this Master Agreement, however caused.

3.7	Omnicare CR acknowledges that in accordance with Section 1043A of the Corporations Act of the Commonwealth of Australia:
(a)	Omnicare CR may from time to time as a consequence of the services provided hereunder possess confidential information which may have a material effect on the price or value of the securities of Sponsor and may therefore constitute “inside information” for the purposes of the Corporations Act; and

(b)	as an insider one must not (whether as principal or agent in possession of such inside information):
•	apply for, acquire or dispose of such securities, or enter into an agreement to apply for, acquire or dispose of any such securities; or

•	procure another person to apply for, acquire or dispose of, or to enter into an agreement to apply for acquire or dispose of, any such securities.

and acknowledges further that:
(c)	once in possession of confidential information, a party may be subject to the insider trading restrictions imposed by the Corporations Act and may be prohibited from trading in the securities (as noted above) and / or communicating the confidential information to any other person who would be likely to subscribe for, purchase or sell securities, or procure a third person to do the same until such date when this confidential information has been made “public” in terms of the requirements of the Corporations Act; and

(d)	it must seek its own legal advice on its responsibilities under the Corporations Act and that neither party purports that the comments in this clause are either advice or a comprehensive description of the provisions of the Corporations Act.
4.	Property of Sponsor
4.1.	All (a) of Sponsor’s Confidential Information (including, without limitation, all original Project records and reports), (b) unused clinical supplies provided by Sponsor, and (c) complete and incomplete Case Report Forms, which in any case are in Omnicare CR’s possession, shall be and remain Sponsor’s property; provided, however, that Omnicare CR may retain one copy of Sponsor’s Confidential Information in its files for archival purposes, as a means of determining any continuing obligations under this Master Agreement (including the Exhibit(s)).

4.2.	All inventions, improvements in know-how, new uses, processes and compounds involving the study drug(s) and/or product(s) covered by this Master Agreement and/or the Exhibit(s) that are conceived or reduced to practice as a direct result of the Project(s) (“Inventions”) shall be and remain the sole property of Sponsor. Omnicare CR shall cooperate with Sponsor in obtaining, at Sponsor’s sole cost and expense, any patent protection as may be available for the Inventions, and shall execute all documents reasonably deemed necessary by Sponsor for purposes of procuring such patent protection. Omnicare CR agrees that Omnicare CR shall endeavor to ensure contractually the prompt disclosure to Sponsor by any investigator, employee or other individual retained by Omnicare CR for a Project of any Inventions, as well as the cooperation of such persons in securing patent protection as set forth herein.

4.3.	Notwithstanding the foregoing, Sponsor acknowledges that Omnicare CR and their respective professional staff currently possess certain inventions, processes, know-how, trade secrets, methods, approaches, analyses, improvements, other intellectual properties and other assets including, but not limited to, clinical trial management analyses, analytical methods, procedures and techniques, computer technical expertise and proprietary software, and technical and conceptual expertise in the area of conducting clinical trials, all of which have been developed independently by Omnicare CR without the benefit of any information provided by Sponsor (collectively, “Omnicare CR Property”). Sponsor agrees that any Omnicare CR Property which is used, improved, modified or developed by Omnicare CR under or during the term of this Master Agreement shall be and remain the sole and exclusive property of Omnicare CR.
5. Restrictions on Announcements
Omnicare CR shall not make any announcement, oral presentation or publication relating to any Project without Sponsor’s prior written consent (which consent shall not be unreasonably withheld), except as required by law or by court or administrative order. Neither Omnicare CR nor Sponsor shall employ or use the name of the other party in any publication or promotional material or in any form for public distribution, without the prior written consent of the other party, except as required by law or by court or administrative order.
6. FDA Inspection
In the event that Omnicare CR receives a Notice of Inspection (a “Notice”) from the Food and Drug Administration (“FDA”) which relates to any Project Omnicare CR shall: (a) notify Sponsor promptly of such Notice; (b) keep Sponsor informed of the progress of the inspection; and (c) provide to Sponsor a copy of any documents produced to the FDA pursuant to such Notice. Sponsor acknowledges that it is Omnicare CR’s obligation to respond to a Notice directed to Omnicare CR and that Omnicare CR must respond to the Notice without advice from, or consultation with, Sponsor concerning the contents thereof.
7. Access to Facilities and Records
7.1.	Sponsor’s authorized representatives may visit Omnicare CR’s site and facilities at reasonable times and with reasonable frequency during normal business hours and upon reasonable advance written notice, to observe the progress of any Services. All such visits shall be subject to Omnicare CR’s restrictions and procedures relating to safety, security and protection of Confidential Information, and in connection therewith, Sponsor’s authorized representatives may be required to sign a confidentiality agreement, or an access agreement for special access-controlled areas.

7.2.	During the term of this Master Agreement, Omnicare CR shall maintain all materials and all other data obtained or generated by Omnicare CR in the course of providing the Services hereunder, including all computerized records and files. Omnicare CR shall cooperate with any reasonable internal review or audit by Sponsor and make available to Sponsor for examination and duplication, during normal working hours and at mutually agreeable times, all documentation, data and information relating to a Project.

7.3.	Upon the expiration or termination of this Master Agreement, all materials and all other data and information obtained or generated by Omnicare CR as a direct result of providing the Services hereunder will, at Sponsor’s option and cost and expense, be (i) delivered to Sponsor’s offices at the address provided herein in such form as is then currently in the possession of Omnicare CR, (ii) retained by Omnicare CR for Sponsor for a period of two years, or (iii) disposed of as directed in writing by Sponsor, unless such materials are otherwise required to be stored or maintained by

Omnicare CR under applicable law. In no event shall Omnicare CR dispose of any materials or data or other information obtained or generated by Omnicare CR as a direct result of providing the Services without first giving Sponsor sixty (60) days prior written notice of its intent to dispose same. Notwithstanding the foregoing, Omnicare CR may retain copies of any such materials, data and information as is reasonably necessary for regulatory purposes or to demonstrate the satisfaction of its obligations hereunder, all subject to the confidentiality obligations set forth herein.
8. Indemnification
8.1.	Sponsor agrees to indemnify, defend and hold harmless Omnicare CR and its Affiliate Entities, and their respective officers, directors and employees from and against any and all claims, demands, investigations, suits or actions (each a “Claim”) for any and all liabilities, losses, damages, penalties, costs or expenses of every kind whatsoever (including but not limited to court costs, legal fees, awards of settlements) arising out of, in connection with or related to this Master Agreement and/or the Exhibit(s); provided, however, that Sponsor’s indemnity obligations under this Section 8 shall not apply to any Claim to the extent arising directly from Omnicare CR’s negligence or willful malfeasance.

8.2.	Omnicare CR agrees to indemnify, defend and hold harmless Sponsor and its respective officers, directors and employees from and against any and all Claims for any and all liabilities, losses, damages, penalties, costs or expenses of every kind whatsoever (including but not limited to court costs, legal fees, awards or settlements) arising out of, in connection with or related to any breach of this Master Agreement and/or the Exhibit(s) by Omnicare CR, including any breach of warranties, or any willful, unlawful or negligent act or omission of Omnicare CR.

8.3.	Each person or entity seeking indemnification under this Section 8 (the “Indemnified Party”) shall, as a condition thereto, notify the other party within twenty (20) days after the receipt of notice of the Claim; provided, however, that the other party shall not be released from its obligations under this Section 8 if the failure to notify that other party within twenty (20) days does not materially prejudice the defense of such Claim. That other party shall have the right to select defense counsel and to direct the defense or, with the consent of the indemnified party (which consent shall not be unreasonably withheld) settlement of, any Claim. In the event that representation of an Indemnified Party and the other party by the same counsel would be a conflict of interest for such counsel, the Indemnified Party may select its own independent counsel without relieving the other party of its obligations under this Section 8. Under no circumstances shall an Indemnified Party settle or otherwise compromise any Claim without the other party’s prior written consent.

8.4.	This clause shall survive the expiration or termination of the Master Agreement and/or the Exhibit(s).
9. Termination

9.1.	Either party may terminate this Master Agreement and/or any Exhibit at any time and for any reason upon a minimum of thirty (30) days’ prior notice, provided that Omnicare CR may only terminate under this sub-clause in the event that there are no active Exhibits, ie, all tasks under all Exhibits have been completed.

9.2.	Without limiting the generality of any other clause in this Master Agreement or the remedies available to either party, either party may terminate this Master Agreement immediately by notice in writing if:
(a)	the other party is in material breach of any terms of this Master Agreement or any Exhibit and, where such breach is remediable, such party fails to remedy such material breach or establish a corrective action plan to cure such material breach (which plan shall outline actions to be taken and relevant dates) acceptable to the non-breaching party within fifteen (15) days of receiving notice to do so from the non-breaching party;

(b)	the other party is in serious and/or presistent breach of any terms of this Master Agreement or any Exhibit. Failure to perform in accordance with the corrective action plan outlined above shall be deemed a serious breach; or

(c)	the other party becomes, threatens to become or is in jeopardy of becoming insolvent.
9.3.	Upon receipt of any notice of termination, a party shall avoid or limit, to the extent practicable, incurring any futher commitments, obligations or costs which would otherwise result in Service Fees and Pass-Through Costs.

9.4.	Upon any early termination, Sponsor shall pay to Omnicare CR all Service Fees and Pass-Through Costs due and owing based upon Services completed and costs incurred through the effective date of termination, including costs for materials and/or services previously acquired or contracted for which will not be used for the Services as a result of such termination.

9.5.	Any funds held by Omnicare CR which by contract definition or amendment are deemed unearned (including, without limitation, any Estimated Pass-Through Costs not used to satisfy Pass-Through Costs) shall be returned to Sponsor within sixty (60) days after conclusion or termination of the Project(s) set forth in the applicable Exhibit(s).

9.6.	Following completion or termination of any Project, Omnicare CR shall forward all original Project records and reports to Sponsor (or to a repository designated by Sponsor in writing) at Sponsor’s sole cost and expense. Thereafter, Omnicare CR shall retain any documentation related to such Project in compliance with Omnicare CR’s corporate policy on retention and destruction of records.
10. Force Majeure

If either party’s performance of this Master Agreement or any Exhibit is prevented, restricted or delayed (either totally or in part) by reason of any cause beyond the reasonable control of the parties, such as acts of God, explosion, disease, weather, war, insurrection, civil strike, riot or power failure, the party so affected shall, upon giving notice thereof to the other party, be free and be excused from such performance to the extent of such prevention, restriction or delay; provided, that the affected party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed; and provided further, that nothing herein shall relieve either party from the obligation to pay promptly in full all payments that may be due to the other party under this Master Agreement or the Exhibit(s). In addition to the above, the affected party shall be free from any liabilities, losses, damages, penalties, costs or expenses arising out of or related to such cause beyond the reasonable control of such affected party. If such cause for non-performance exceeds or is likely to exceed thirty (30) days, a party other than the affected party may immediately terminate the Master Agreement and/or the Exhibit(s).
11. No Conflict
Each party represents and warrants that it is authorized to enter into this Master Agreement, that it is not prevented from or impeded in carrying out its obligations under the Master Agreement and/or the Exhibit(s) by way of any agreement, arrangement or understanding that it may have with any other person and that the terms hereof are not inconsistent with or a violation of any other legal obligation to which it is subject.
12. Limitations
12.1.	Sponsor acknowledges that the results of the Project(s) are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by Omnicare CR that the study drug(s) and/or product(s) covered by this Master Agreement and/or the Exhibit(s) can, either during the term of this Master Agreement or thereafter, be developed sucessfully or, if so developed, will receive the required approval(s) from the FDA orther regulatory agency or authority.

12.2	Both parties acknowledge that the Services constitute research and development. Accordingly, Sponsor’s sole remedy for any breach or default hereof by Omnicare CR shall be termination of this Master Agreement or the applicable Exhibit as herein provided or a return of any Service Fees paid to Omnicare CR for Services improperly performed or not performed. In no event shall Omnicare CR be liable for any special, indirect, incidental or consequential damages (whether in contract or tort).
13. Non-Debarment
13.1.	Omnicare CR represents and warrants that Omnicare CR has not been nor is currently:
(a)	an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) (a “Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual; or

(b)	a corporation, partnership, or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) (a “Debarred Entity”) from submitting or assisting in the submission of an abbreviated new drug application, or an employee, partner, shareholder, member, subsidiary or affiliate entity of a Debarred Entity.
13.2.	Omnicare CR further represents and warrants that Omnicare CR has no knowledge of any circumstances which may affect the accuracy of the representations and warranties set forth in Section 13.1 including, but not limited to, FDA investigations of, or debarment proceedings against, Omnicare CR or any person or entity performing, or rendering assistance related to, the Services. Omnicare CR will notify Sponsor promptly upon becoming aware of any such circumstances during the term of this Master Agreement.
14. Independent Contractor
The status of the parties under this Master Agreement is that of independent contractors, and, except as specifically set forth herein, or in the Exhibit(s), neither party has any authority to bind or act on behalf of the other party without its express written consent.
15. Notices
Any notices, requests or other communications given under this Master Agreement shall be in writing and shall be given by, personal delivery, or sent by (a) facsimile transmission (with message confirmed during normal business hours); (b) first class mail, postage prepaid; or (c) Federal Express (or equivalent nationally recognized overnight delivery service), delivery charges prepaid. All notices shall be given to a party at its respective address set forth below, or at such other address as such party from time to time may specify by notice in accordance with this Section 15. A notice shall be deemed given when actually received; provided, that if any facsimile notice is received after 5:00 P.M. local time at the place of receipt, it shall be deemed to have been given as of the next following business day.

If to Omnicare CR:	Omnicare CR, Inc.
630 Allendale Road
King of Prussia, PA 19406
Attention: Global Client Contracts

If to Sponsor:	Peplin Operations Pty Ltd
Level 2, 1 Breakfast Creek Road
Newstead
QLD 4006
Australia

Attention: Dr Peter Welbum
16. Entire Agreement
This Master Agreement, together with all corresponding Exhibits, Amendments or Change Orders, constitutes the entire agreement between Sponsor and Omnicare CR with respect to the subject matter hereof, and replaces and supersedes any and all prior and contemporaneous agreements and/or understandings, whether oral or written, between Sponsor and Omnicare CR with respect to the subject matter hereof. This Master Agreement (including the Exhibit(s)) may be amended or modified only by a written instrument executed by a duly authorized officer of each party.
17. Construction of Agreement
The descriptive headings of the Sections of this Master Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions of this Master Agreement. The failure of either party to enforce any provision of this Master Agreement (including the Exhibit(s)) shall not be construed as a waiver or limitation of that party’s subsequent rights to enforce and compel strict compliance with every provision of this Master Agreement. To the extent any provision of this Master Agreement or the application thereof is found by a proper authority to be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of this Master Agreement shall continue in full force and effect.
18. Assignment and Sub-contracting
Neither Sponsor nor Omnicare CR may assign this Master Agreement or any rights hereunder or delegate the performance of any duties hereunder without the prior written approval of the other party, which approval shall not be unreasonably delayed or withheld; provided, however, that without such consent, either party may assign this Master Agreement in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger, reorganization, consolidation or combination with or into another entity; provided, further, however, without such consent, Omnicare CR may assign any rights hereunder to an Affiliate Entity and Sponsor may assign any rights hereunder to its parent company or a subsidiary of said parent company without the consent of Omnicare CR. Omnicare CR shall not sub-contract any Services under an Exhibit to any legal entity other than an Affiliate Entity without the prior written consent of Sponsor, such consent not to be unreasonably withheld. Subject to the foregoing, this Master Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
19. Timely Review
Sponsor acknowledges that Omnicare CR will require, among other things: (a) timely review of Omnicare CR’s work product; and (b) timely supplies of documents, data, records, and investigational drug product(s) from Sponsor in order to properly perform the Services hereunder and that Omnicare CR are not responsible for errors, delays or other consequences arising from the failure of Sponsor to provide such review and/or materials. Sponsor therefore agrees that it will: (a) promptly review Omnicare CR’s work product where such review is required and/or necessary; and (b) provide all documents, data, records, investigational drug product(s) and other materials necessary for completion of Omnicare CR’s tasks and Services in a timely manner and in accordance with the schedule or timeline for the applicable Project.
Sponsor agrees to reasonably extend all deadlines hereunder due to delays (by Sponsor or contractors under its control) in (a) reviewing Omnicare CR’s work product; and (b) providing documents, data, records and investigational drug product(s) and other materials needed for the completion of Omnicare CR’s tasks and Services.
20. Restriction
For the period commencing on the date of execution of the last party to sign this Master Agreement and continuing for a period of one (1) year after the termination or expiration of this Master Agreement, each party agrees that it shall not knowingly solicit (as defined below) any of the other party’s or any of the other party’s affiliates’ then current personnel, whether employees or independent contractors under agreement with that other party. As used in this Section 20, “solicit” means the initiation of a contact with any of the other party’s or any of the other party’s affiliates’ then current personnel for the purpose of offering employment to such personnel, but shall not include the circumstance where any such personnel initiate a contact with the party for the purpose of obtaining employment with that party, whether in response to a general advertisement of employment placed by that party or otherwise, or where such contact is initiated by a third party who was not instructed to contact such personnel by that party. In the event a party breaches the terms of this Section, that party agrees to pay the other party as liquidated damages and not as a penalty a sum equal to twenty-five percent (25%) of the starting salary of such employee.
21. Survival
Any terms of this Master Agreement which by their nature extend beyond its performance, expiration or termination (including, without limitation, Sections 2 through 5, 8 through 10, 12, 20 and this Section 21) shall remain in effect indefinitely until fulfilled in accordance with their terms.
22. Governing Law
This Agreement will be governed by and construed in accordance with the laws of the State of Queensland in Australia without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.
23. Signatories
This Master Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement. Any photocopy or facsimile of this Master Agreement, or of any counterpart, shall be deemed the equivalent of an original.

     IN WITNESS WHEREOF, the parties have executed this Master Agreement by their duly authorized officers as of the date first above written.

Peplin Operations Pty Ltd		Omnicare CR, Inc.

By:	/s/ Michael Aldridge	By:	/s/ Kevin D. Duffy

Name:	Michael Aldridge	Name:	Kevin D. Duffy
Title:	Director	Title:	Senior Vice President Global Marketing & Business Development

APPROVED
LEGAL DEPT.
	29-July-05		28-July-05